Exhibit 99.1

NEWS BULLETIN	FARO Technologies Inc.
125 Technology Park Lake Mary, FL 32746

The Measure of Success

Greg Fraser, Executive Vice President
fraserg@FARO.com, 407-333-9911

FARO Reports 4th Consecutive Year of Sales Growth in Excess of 25%,
Annual Sales of $125.6 million and EPS of $0.57

LAKE MARY, Fla., February 23, 2006 – FARO Technologies, Inc. (NASDAQ: FARO) today announced results for the fourth quarter and year ended December 31, 2005. Net income for the fourth quarter was approximately $0.2 million, or $0.01 per diluted share, a decrease of $4.7 million compared with $4.9 million or $0.34 per diluted share in the fourth quarter of 2004 and slightly lower than the revised guidance of $0.03 to $0.05 per diluted share submitted January 19, 2006 resulting from an increase in accruals for unbilled expenses and a slightly higher provision for taxes. Net income for the full year 2005 was approximately $8.2 million or $0.57 per diluted share, a decrease of $6.7 million and $0.49 per share as compared with net income of $14.9 million, or $1.06 per diluted share in fiscal 2004.

Sales for the fourth quarter of 2005 were approximately $34.5 million, an increase of $6.0 million, or 21.1% from $28.5 million in the fourth quarter of 2004.  New order bookings for the fourth quarter were approximately $34.7 million, an increase of $3.8 million, or 12.3% compared with approximately $30.9 million in the year-ago quarter. For the fiscal year ended December 31, 2005 the Company reported sales of approximately $125.6 million, a 29.5% increase from $97.0 million in fiscal 2004. New order bookings for fiscal 2005 were approximately $124.2 million, a 28.4% increase from approximately $96.7 million in fiscal 2004.

 “Our 2005 sales growth of 29.5% marks the fourth consecutive year of top line growth in excess of 25%,” said Simon Raab, Co-CEO.  “The overall sales growth of the Company is an important benchmark as we believe that our customers are still in the early stages of the technology adoption lifecycle.”

Gross margin for the fourth quarter of 2005 was approximately 56.6%, compared to 58.0% in the fourth quarter of 2004. Gross margin was lower in the fourth quarter due to shifts in product and regional mix as well as seasonal sell off of demonstration equipment. Gross margin for fiscal 2005 was 58.1%, 3.7 percentage points lower than the 61.8% reported in fiscal 2004, but in-line with the Company’s five year historical average of  58.0%.

Selling, general and administrative (“SG&A”) expenses were approximately $16.2 million, or 46.8% of sales in the fourth quarter, an increase of $4.6 million from $11.6 million or 40.7% of sales in the fourth quarter of 2004. SG&A expenses for fiscal 2005 were approximately $52.8 million or 42.0% of sales, an increase of $15.2 million from $37.6 million, or 38.8% of sales in fiscal 2004. Selling expenses as a percentage of sales were 33.7% in the fourth quarter of 2005, higher than the average of 28.2% for the three previous quarters in 2005, due in part to annual incentives primarily in the Americas region for exceeding annual sales targets. Selling expenses as a percentage of sales were 29.7% for fiscal 2005, higher than the Company’s full year target of 25% due to the accelerated expansion in Asia and deployment of the sales force to support the new Laser Scanner LS product line.  General and administrative expenses were 12.4% of sales for the full year 2005, only slightly higher than 12.1% in the prior year despite approximately $1.5 million in legal expenses related to the patent infringement dispute with Hexagon’s Romer-Cimcore unit.

Research and development (“R&D”) expenses were approximately $1.6 million for the fourth quarter of 2005, up slightly from $1.5 million in the fourth quarter of 2004. R&D expenses for fiscal 2005 were approximately $6.4 million, an increase of $1.0 million from $5.4 million in fiscal 2004 with much of the increase coming from new programs for the Laser Scanner LS. R&D expenses as a percentage of sales in 2005 were 5.1%, within the Company’s target full year range of 5% - 7%.

Operating margin for the fourth quarter of 2005 was approximately 2.1%, a decrease of 7.7 percentage points from 9.8% in the fourth quarter of 2004, as a result of the previously mentioned lower gross margin and higher selling expenses in the quarter. Operating margin for fiscal 2005 was 8.1%, a decrease of 6.9 percentage points compared to 15.0% in fiscal 2004.

Income before income tax for the fourth quarter was approximately $0.4 million, a decrease from $3.1 million in the fourth quarter of 2004 as a result of the previously mentioned factors. Income before income tax for fiscal 2005 was approximately $9.9 million, a decrease of $5.4 million, or 35.3% from $15.3 million in fiscal 2004.

The Company recorded income tax expense of approximately $1.7 million for fiscal year 2005 compared to income tax of $0.4 million in the year ago period.  The Company had an income tax benefit of approximately $1.7 million in 2004 related to the release of a previously reserved valuation allowance on foreign deferred tax assets.  Excluding the effect of the release in valuation allowance, the income tax rate for 2004 would have been 13.5% as compared to 17.4% for fiscal 2005.

“2005 was a strategic investment year in which we took sizable actions in very short periods of time and made investments which position Faro for strong continued growth.  Specifically, we acquired a world-class technology platform, established a full production facility and headquarters for our Asian operation, and added over 100 new sales and marketing personnel around the world to support our 2006 and 2007 growth plans.  We also managed to keep our administrative expenses nearly flat as a percentage of sales even as we incurred incremental legal expenses of approximately $1.5 million related to ongoing patent litigation and approximately $0.5 million of incremental expenses related to a full-year of Sarbanes-Oxley compliance,” commented Jay Freeland, Co-CEO.  “The positioning investments we made in 2005 allow us to shift our focus in 2006 towards creating growth through leverage.”

Outlook for 2006

Our target ranges for the full year 2006 include sales growth of 20% - 25%, gross margins of approximately 56% - 59% and net income of approximately 6% - 10% as a percentage of sales.  These targets should be considered in the context of our previously released 5 year target model.  As to 2006 specifically, we expect net income as a percent of sales in the first quarter to be well below the bottom end of the annual range due to ongoing expense for patent litigation and higher selling expense as a percent of sales as the sales force added in the second half of 2005 become fully productive.

These target ranges represent Faro’s full year operating goals. Specific quarterly results may deviate from the target range. The Company intends to update the annual guidance on a quarterly basis.

“Global demand for our products remains strong in the CAM2 market.  The positioning moves we made in 2005 will allow us to continue our penetration in that space by leveraging our expanded sales force, our Asian manufacturing and service operations, and the new Laser Scanner LS product line. Those leverage points and the impact they have on the revenue and cost structures of our Company, provide the fundamental steps required for achieving our five-year financial plan,” concluded Mr. Freeland.

This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties, such as statements about our plans, objectives, projections, expectations, assumptions, strategies, or future events. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “may,” “believes,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “will,” “should,” “could,” “projects,” “forecast,” “target,” “goal,” and similar expressions or discussions of our strategy or other intentions identify forward-looking statements. Other written or oral statements, which constitute forward-looking statements, also may be made by the Company from time to time. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

Factors that could cause actual results to differ materially from what is expressed or forecasted in forward-looking statements include, but are not limited to:

•	our inability to further penetrate our customer base;
•	development by others of new or improved products, processes or technologies that make our products obsolete or less competitive;
•	our inability to maintain our technological advantage by developing new products and enhancing our existing products;
•

our inability to successfully identify and acquire target companies or achieve expected benefits from acquisitions that are consummated, including our inability to effectively integrate the iQvolution acquisition and achieve the expected benefits from it;

•	the cyclical nature of the industries of our customers and the financial condition of our customers;
•	the fact that the market potential for the CAM2 market and the potential adoption rate for our products are difficult to quantify and predict;
•

the inability to protect our patents and other proprietary rights in the United States and foreign countries and the assertion and ultimate outcome of infringement claims against us, including the pending suit by Hexagon’s Cimcore–Romer subsidiary against us;;

•

fluctuations in our annual and quarterly operating results as a result of a number of factors including, but not limited to litigation brought against us, quality issues with our products, excess or obsolete inventory, raw material price fluctuations, expansion of our manufacturing capability and other inflationary pressures;

•

fluctuations in our annual and quarterly operating results, and our inability to keep our financial results within our target goals, as a result of (i) the size and timing of customer orders, (ii) the amount of time that it takes to fulfill orders and ship our products, (iii) the length of our sales cycle to new customers and the time and expense incurred in further penetrating our existing customer base, (iv) increases in operating expenses required for product development and new product marketing, (v) costs associated with new product introductions, such as assembly line start-up costs and low introductory period production volumes, (vi) the timing and market acceptance of new products and product enhancements, (vii) customer order deferrals in anticipation of new products and product enhancements, (viii) our success in expanding our sales and marketing programs, (ix) start-up costs associated with opening new sales offices outside of the United States, (x) fluctuations in revenue without proportionate adjustments in fixed costs, (xi) the efficiencies achieved in managing inventories and fixed assets; (xii) investments in potential acquisitions or strategic sales, product or other initiatives, (xiii) shrinkage or other inventory losses due to product obsolescence, scrap or material price changes, (xiv) adverse changes in the manufacturing industry and general economic condition, (xv) adverse changes in the manufacturing industry and general economic condition; and (xvi) other factors noted herein;

•	our inability to successfully implement the requirements of Restriction of use of Hazardous Substances (RoHS) and Waste Electrical and Electronic Equipment (WEEE) compliance into our products;
•	the inability of our products to displace traditional measurement devices and attain broad market acceptance;
•	the impact of competitive products and pricing in the CAM2 market and the broader market for measurement and inspection devices;
•	the effects of increased competition as a result of recent consolidation in the CAM2 market;
•

risks associated with expanding international operations, such as fluctuations in currency exchange rates, difficulties in staffing and managing foreign operations, political and economic instability, and the burdens of complying with a wide variety of foreign laws and labor  practices;

•	our inability to continue to grow sales in the Asia Pacific region;
•	higher than expected increases in expenses relating to our Asia Pacific expansion or our Swiss manufacturing facility;
•

our inability to keep our financial results within our target goals as a result of various potential factors such as investments in potential acquisitions or strategic sales, product or other initiatives, shrinkage or other inventory losses due to product obsolescence, scrap or material price changes;

•	our inability to find less expensive alternatives to stock options to attract and retain employees;
•	the loss of our co-Chief Executive Officers, our Executive Vice President, Secretary and Treasurer, or our Chief Financial Officer or other key personnel;
•	difficulties in recruiting research and development engineers, and application engineers;
•	the failure to effectively manage our growth;
•	difficulty in predicting our effective tax rate;
•	the loss of key suppliers and the inability to find sufficient alternative suppliers in a reasonable period or on commercially reasonable terms; and
•	the other risks detailed in the Company’s Annual Report on Form 10-K and other filings from time to time with the Securities and Exchange Commission.

Forward-looking statements in this release represent the Company’s judgment as of the date of this release.  The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

About FARO

With more than 9,100 installations and 4,100 customers globally, FARO Technologies, Inc. (NASDAQ: FARO) and its international subsidiaries design, develop, and market software and portable, computerized measurement devices. The Company’s products allow manufacturers to perform 3-D inspections of parts and assemblies on the shop floor. This helps eliminate manufacturing errors, and thereby increases productivity and profitability for a variety of industries in FARO’s worldwide customer base. Principal products include the FARO TrackArm; FARO Laser ScanArm; FARO Laser Scanner LS; FARO Gage and Gage-PLUS; Platinum, Digital Template, Titanium, Advantage FaroArms; the FARO Laser Tracker X and Xi; and the CAM2 family of advanced CAD-based measurement and reporting software. FARO Technologies is ISO 9001 certified and ISO-17025 laboratory registered.

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended		Year Ended

(in thousands, except per share data)	Dec 31, 2005	Dec 31, 2004	Dec 31, 2005	Dec 31, 2004

SALES	$34,481	$28,542	$125,590	$97,020
COST OF SALES (exclusive of depreciation and amortization, shown separately below)	14,967	11,995	52,658	37,025

Gross profit	19,514	16,547	72,932	59,995
OPERATING EXPENSES:
Selling	11,620	8,287	37,274	25,887
General and administrative	4,534	3,329	15,539	11,745
Depreciation and amortization	1,006	678	3,453	2,339
Research and development	1,616	1,457	6,440	5,441

Total operating expenses	18,776	13,751	62,706	45,412

INCOME FROM OPERATIONS	738	2,796	10,226	14,583

OTHER INCOME (EXPENSE)
Interest income	148	121	567	356
Other (expense) income, net	(475)	146	(806)	362
Interest expense	(7)	(6)	(89)	(12)

INCOME BEFORE INCOME TAX	404	3,057	9,898	15,289
INCOME TAX EXPENSE (BENEFIT)	221	(1,857)	1,719	358

NET INCOME	$183	$4,914	$8,179	$14,931

NET INCOME PER SHARE - BASIC	$0.01	$0.35	$0.58	$1.08

NET INCOME PER SHARE - DILUTED	$0.01	$0.34	$0.57	$1.06

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands, except share data)	December 31, 2005	December 31, 2004

ASSETS
Current Assets:
Cash and cash equivalents	$9,278	$16,357
Short-term investments	16,490	22,485
Accounts receivable, net	28,654	22,484
Inventories	28,650	16,378
Deferred income taxes, net	2,155	744
Prepaid expenses and other current assets	2,200	2,538

Total current assets	87,427	80,986

Property and Equipment:
Machinery and equipment	6,940	4,352
Furniture and fixtures	3,334	2,394
Leasehold improvements	1,710	910

Property and equipment at cost	11,984	7,656
Less: accumulated depreciation and amortization	(5,920)	(3,641)

Property and equipment, net	6,064	4,015

Goodwill	14,574	8,077
Intangible assets, net	6,395	3,568
Service Inventory	4,333	4,159
Deferred income taxes, net	3,855	4,273

Total Assets	$122,648	$105,078

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$12,301	$4,736
Accrued liabilities	5,569	7,252
Income taxes payable	1,406	104
Current portion of unearned service revenues	3,168	2,663
Customer deposits	201	441
Current portion of long-term debt and obligations under capital leases	163	104

Total current liabilities	22,808	15,300
Unearned service revenues - less current portion	803	474
Long-term debt and obligations under capital leases - less current portion	177	146

Total Liabilities	23,788	15,920

Commitments and contingencies
Shareholders’ Equity:
Common stock - par value $.001, 50,000,000 shares authorized; 14,481,178 and 14,004,092 issued; 14,290,917 and 13,964,092 outstanding, respectively	14	14
Additional paid-in-capital	83,792	78,282
Deferred compensation	148	505
Retained earnings	17,256	9,077
Accumulated other comprehensive (loss) income	(2,199)	1,431
Common stock in treasury, at cost - 40,000 shares	(151)	(151)

Total shareholders’ equity	98,860	89,158

Total Liabilities and Shareholders’ Equity	$122,648	$105,078

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Year Ended

(in thousands)	December 31, 2005	December 31, 2004

CASH FLOWS FROM:
OPERATING ACTIVITIES:
Net income	$8,179	$14,931
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	3,453	2,339
Provision for bad debts	112	154
Income tax benefit from exercise of stock options	382	2,434
Deferred income taxes	(854)	(3,309)
Employee stock option (income) expense	(57)	277
Change in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable, net	(7,830)	(5,474)
Inventories	(13,788)	(5,354)
Prepaid expenses and other current assets	508	(1,019)
Increase (decrease) in:
Accounts payable and accrued liabilities	4,309	2,138
Income taxes payable	1,454	(502)
Customer deposits	(302)	69
Unearned service revenues	1,030	611

Net cash (used in) provided by operating activities	(3,404)	7,295

INVESTING ACTIVITIES:
Acquisition of iQvolution	(6,385)	—
Purchases of property and equipment	(3,937)	(2,451)
Payments for intangible assets	(937)	(1,004)
Purchases of short-term investments	(10,900)	(30,390)
Proceeds from short-term investments	16,895	23,942

Net cash used in investing activities	(5,264)	(9,903)

FINANCING ACTIVITIES:
Payments on capital leases	(34)	(38)
Proceeds from issuance of stock, net	402	1,171

Net cash provided by financing activities	368	1,133

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	1,221	407

DECREASE IN CASH AND CASH EQUIVALENTS	(7,079)	(1,068)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	16,357	17,425

CASH AND CASH EQUIVALENTS, END OF PERIOD	$9,278	$16,357